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EXHIBIT 10.5

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (the "Agreement"), made as of this first day of July, 2004 (the "Effective Date") is entered into by UTI Corporation, a Maryland corporation with its principle place of business at 200 West Seventh Avenue, Collegeville, PA 19426 (the "Company"), and Daniel C. Croteau (the "Employee").

        WHEREAS, the Company desires to employ the Employee on the terms and conditions contained herein; and

        WHEREAS, the Employee desires to be employed with the Company on the terms and conditions contained herein;

        NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

        1.    Term of Employment.    The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on the Effective Date and ending on the third anniversary of the Effective Date (such period, as it may be extended in a writing signed by the parties hereto, the "Employment Period"), unless sooner terminated in accordance with the provisions of Section 4.

        2.    Title; Capacity.    The Employee shall serve as Executive Vice President, General Manager, Orthopedic Division and in such other position(s) as the President and Chief Executive Officer may determine from time to time. The Employee shall have such authority as is delegated to him by the Company's President and Chief Executive Officer. The Employee hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the President and Chief Executive Officer or his designee shall from time to time reasonably assign to him. The Employee agrees to devote his entire business time, attention and energies to the business and interests of the Company during the Employment Period. The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.

        3.    Compensation and Benefits.

          3.1.    Base Salary.    The Company shall pay the Employee, pursuant to the Company's normal payroll procedures for its employees, an annual base salary of $240,000. The Employee's salary will be reviewed annually on a basis consistent with the procedures used by the Company for other similarly situated Company executives.

          3.2.    Annual Incentive Bonus.    The Employee will be eligible for an annual target bonus of fifty percent (50%) of his base salary (the "Annual Target Bonus"), based upon the Employee's reaching individual and Company-related performance objectives to be set forth by the Company in a separate document. In addition, the Employee may be eligible for bonuses in excess of the Annual Target Bonus for his substantially exceeding the objectives set forth, as well as for other extraordinary performance. The setting of the performance objectives, as well as the determination of the amount of these bonuses, if any are earned, shall be determined by the President and Chief Executive Officer and approved by the compensation committee and the Board thereof in the exercise of its discretion. For the initial Incentive Bonus performance period, the bonus opportunity shall be prorated. For the 2004 performance year the Employee will receive a minimum bonus award of $125,000 and for the 2005 performance year the Employee will receive a minimum bonus award of $75,000. The Employee will also receive a payment of $75,000 not later than January 31, 2005. Should the Employee's employment be terminated by the Company involuntarily, but not for cause, the Employee will nevertheless receive the above payments at such time as they would otherwise be payable.

          3.3.    Fringe Benefits.    The Employee shall be eligible to participate in all benefit programs that the Company establishes and makes available to its employees, if any, to the extent that the Employee's position, tenure, salary, age, health and other qualifications make him eligible to participate. Effective with the 2005 Group Insurance enrollment period, the Employee will no longer participate in the MedSource executive group medical benefits plan. Effective upon signing this agreement, Executive will begin to participate in the UTI company car program on the same basis as similarly situated executives (currently a $10,000 annual value paid on a regular payroll basis throughout the year).

          3.4.    Vacation Accrual.    The Employee will remain eligible to accrue up to four (4) weeks of vacation during each full calendar year. Such vacation time shall be governed by the Company's procedures regarding paid time off.

          3.5.    Reimbursement of Expenses.    The Company shall reimburse the Employee for all reasonable and necessary travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement. Upon presentation by the Employee of documentation, expense statements, vouchers and/or such other supporting information as the Company may request, the employee will be reimbursed by the company for all reasonable expense subject to approval by the President and Chief Executive Officer.

          3.6.    Stock Options.    Subject to approval of the Board and the Employee's execution of the applicable Company option grant agreement, the Employee shall be granted the option to purchase 75,000 shares of the Company's Common Stock at a purchase price equal to the fair market value as determined by the Board of Directors as of the Effective Date ($8.18 per share). The Employee shall also be granted the option to purchase an additional 25,000 shares of the Company's Common Stock effective July 1, 2005 at a purchase price equal to the fair market value determined by the Board of Directors and in effect as of that date. The stock options shall be governed by the terms and conditions detailed in the Company's Employee Stock Option Plan (Option Plan) and the separate stock option agreement, including vesting of 20% per year with the respective grant dates, however, (i) in the event of a Change of Control as defined in Section 2.5 (ii) and 2.5 (iii) of the Option Plan, the above options shall immediately vest and become exercisable, notwithstanding any provisions to the contrary in Section 18.3 of the Option Plan, and (ii) notwithstanding anything in the Option Plan to the contrary, the provisions of Section 15 of the Option Plan shall not apply with respect to any options, restricted stock or restricted stock unit or any other benefit to which the Employee is or may become entitled whether under this agreement or otherwise.

          3.7.    Employment Termination.    The employment of the Employee by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

          3.8.    Expiration.    Expiration of the Employment Period in accordance with Section 1;

          3.9.    For Cause by the Company.    At the election of the Company, for Cause, immediately upon written notice by the Company to the Employee. For the purposes of this Section 4.2, "Cause" for termination shall be deemed to exist upon a good faith finding by the Company of (a) an intentional act by the Employee which materially injures the Company; (b) an intentional refusal or failure by the Employee to follow lawful and reasonable directions of the President & Chief Executive Officer; (c) a willful and habitual neglect of duties by the Employee; (d) a breach by the Employee of the Company's policies and procedures or any breach of the Employee's obligations hereunder; or (e) a conviction of the Employee of a felony involving moral turpitude which is reasonably likely to inflict or has inflicted material injury on the Company.

          3.10.    Death or Disability.    Upon the death or disability of the Employee. As used in this Agreement, the term "disability" shall mean the inability of the Employee with reasonable accommodation as may be required by State or Federal law, due to a physical or mental disability, for a period of ninety (90) days, whether or not consecutive, during any 360-day period to perform the services contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both the Employee and the Company, provided that if the Employee and the Company do not agree on a physician, the Employee and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties;

          3.11.    Resignation by the Employee.    At the election of the Employee, upon not less than thirty (30) days prior written notice of termination; and

          3.12.    Without Cause by the Company.    At the election of the Company, without Cause, immediately upon written notice by the Company to the Employee.

        4.    Effect of Termination.

          4.1.    Termination for Cause or at Election of the Employee.    In the event the Employee's employment is terminated by Expiration pursuant to Section 3.8, for Cause pursuant to Section 3.9, or at the election of the Employee pursuant to Section 3.11, the Company shall pay to the Employee the compensation and benefits otherwise payable to him under Section 3 through the last day of his actual employment by the Company.

          4.2.    Termination for Death or Disability.    If the Employee's employment is terminated by death or because of disability pursuant to Section 3.10, the Company shall pay to the estate of the Employee or to the Employee, as the case may be, the compensation that would otherwise be payable to the Employee up to the end of the month in which the termination of his employment because of death or disability occurs.

          4.3.    Termination Without Cause.    If the Employee's employment is terminated without Cause pursuant to Section 3.12, the Company shall:

            (a)   In accordance with the Company's regular payroll practices, pay the Employee his base salary as severance pay for a period of twelve (12) months (the "Severance Period"); and

            (b)   During the Severance Period, reimburse the Employee (or pay directly to the insurer, at the Company's option) for the costs associated with the Employee and his dependents continuing group medical benefits pursuant to COBRA, as such law may be amended.

          All payments and benefits provided pursuant to this Section 4.3 and Section 3.2, shall be conditioned upon and subject to the Employee's first executing a severance agreement and general release of claims in favor of the Company, its officers, directors, employees and affiliates, drafted by and satisfactory to the Company.

        4.4.    Survival.    The provisions of Section 5 shall survive the termination of this Agreement.

        5.    Proprietary Information; Invention Assignment and Non-Competition.    The Employee agrees to be bound by all of the provisions of the Company's standard Non-Disclosure, Non-Solicitation, Non Competition and Invention Assignment Agreement, which is incorporated herein by reference and made a part hereof (the "Non-Disclosure Agreement"). A copy of the Non-Disclosure Agreement is attached hereto as Exhibit A.

        6.    Other Agreements.    The Employee hereby represents that he is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. The Employee further represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company.

        7.    Notices.    All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 7.

        8.    Pronouns.    Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

        9.    Entire Agreement.    This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement, including but not limited to the final letter agreement dated August 31, 2004. Furthermore, this Agreement supersedes the Employee's MedSource Termination Agreement and any previous employment, severance or termination agreements or understandings, written or oral, with MedSource or any of its related companies.

        10.    Amendment.    This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

        11.    Governing Law and Jurisdiction.    This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Pennsylvania. The parties agree that any disputes arising under this Agreement or otherwise related to the Employee's employment with the Company shall be brought exclusively in the state and federal courts located in the Commonwealth of Pennsylvania and the parties hereby waive any defense of lack of personal jurisdiction in any such action.

        12.    Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him.

        13.    Acknowledgment.    The Employee states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Employee further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

        14.    No Waiver.    No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the

Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

        15.    Captions.    The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

        16.    Severability.    In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

        17.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.

[Signature page follows]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

UTI CORPORATION

By:	/s/ RON SPARKS
Name:	Ron Sparks
Title:	President & Chief Executive Officer, UTI Corporation

EMPLOYEE

/s/ DANIEL C. CROTEAU Daniel C. Croteau, Executive Vice President, General Manager, Orthopedic Division
9/15/2004

[Signature Page to Employment Agreement]

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  EXHIBIT 10.5
EMPLOYMENT AGREEMENT